Exhibit 99.2

PRESS RELEASE

AboveNet Inc. Sells Docklands Datacentre to BIS Ltd

London, November 16, 2006.  AboveNet Inc., a provider of fibre based connectivity solutions for businesses and carriers, today announced that it completed the transaction to sell its interests in its London datacentre company located in the heart of the Docklands. The purchase price for the datacentre facility was not disclosed.

The purchase, by BIS Limited, a London based business continuity and managed services provider, will enable AboveNet to focus on its core business of providing fibre connectivity and IP Transit solutions.

“I am sure this is an extremely positive step for our datacentre customers,” said John Dowbiggin, Managing Director AboveNet Communications UK Ltd. “BIS is a company focused on service and quality, they are committed to providing the highest level of customer care. We are positive that this sale will only enhance the network and IP solutions that AboveNet will continue to provide within the datacentre environment. I am looking forward to a healthy working relationship with the BIS team.”

AboveNet Communications UK Ltd will continue to work with customers in the facility, meeting networking requirements for private optical networks and IP services. BIS will take over all co-location services including space, power, cabinets, cross-connects and all managed services.

“From a strategic perspective, the transaction in the UK is consistent with the continuing evolution of AboveNet Inc and our laser focus on fiber-based connectivity solutions.” said Bill LaPerch, President and CEO of AboveNet Inc.

BIS Ltd and AboveNet Communications UK Ltd have developed a comprehensive transition plan for the facilities that is designed to ensure that customers experience no interruption in service and have continuity in both operational and administrative processes regarding their space in the buildings.

“The purchase of AboveNet’s datacentre is a fantastic acquisition for BIS. This now enables us to offer four, state of the art datacentres to our 300 corporate customers.” said David Pyemont, Chairman of BIS. “With customers across all market segments, we are committed to providing the utmost in customer solutions and services and will strive to accommodate all current and future co-location and managed service needs. We look forward to working with AboveNet and every one of our new additional customers and will ensure that their business and technical needs are met over the course of this transition and beyond.”

About AboveNet, Inc.

AboveNet, Inc. provides fiber connectivity solutions for businesses and carriers. Its private optical network delivers key network and IP services in and between 14 top U.S. metro markets and London. AboveNet’s network is widely used in demanding markets such as financial services, media, health care, retail and government.

About BIS Ltd

BIS is a leader in providing high availability and managed integrated solutions, incorporating global network connectivity, managed co-locations & hosting, online data backup, storage services and managed voice services. Founded in 1996, BIS has successfully implemented solutions to over 300 corporate customers across sectors as varied as Legal, Shipping, Insurance, Finance, Local Government and Media, including 47 of the worlds largest insurance and underwriting companies.

For further information: Jody Taylor, AboveNet Communications UK Ltd., +44(0)-20-7531-2200, jody.taylor@above.net